Exhibit 99.1

HouseValues Reports Annual Revenue Growth of 82 Percent

KIRKLAND, Wash. – February 28, 2006 – HouseValues, Inc. (NASDAQ: SOLD) today announced results for the quarter and year ended December 31, 2005.

For the year, HouseValues reported annual revenue and net income growth of 82 percent and 101 percent respectively. For the quarter, HouseValues reported revenue of $25.2 million, an increase of 75 percent from the comparable quarter last year. Fourth quarter 2005 net income was $4.0 million, up 117 percent from the prior year. Fourth quarter 2005 earnings per diluted share were $0.15 compared to $0.08 per diluted share in the fourth quarter of 2004. Net income for the fourth quarter and the year included an increase of $1.2 million as a result of the favorable settlement of a state tax audit.

“2005 was the sixth year of extraordinary growth at HouseValues,” said Ian Morris, chief executive officer of HouseValues Inc. “2006 will be another year of growth and investment as we extend our leadership position and continue to build deeper relationships with consumers as well as our real estate and mortgage professional customers.”

HomePages Creates Additional Growth Opportunity

Launched during the fourth quarter, HomePages™ empowers consumers in the home buying and selling process by combining nationwide home listings, high resolution aerial photos, and detailed neighborhood information to provide a comprehensive view of each home and neighborhood. The site features homes for sale and displays detailed information on nearby schools, parks, shops and local services. HomePages also provides home owners with information on recently sold homes in their neighborhood as well as the ability to get a local expert’s estimate of their home’s value. Demonstrating the compelling and innovative nature of the site, MSNBC selected HomePages as its exclusive real estate partner.

“HomePages provides home buyers and sellers with a wealth of valuable information they seek while giving them access to a nationwide community of some of the finest real estate and mortgage professionals. At the same time, HomePages enables HouseValues to build deeper relationships with both consumers and professionals while also creating a platform for expanding our local advertising and lead generation services,” Morris said.

A recent National Association of Realtors study showed that 77 percent of consumers used the Internet as part of the home search process in 2005. The study also found that buyers who use the Internet to search for a home are more likely to buy through a real estate agent than non-Internet users.* Real estate and mortgage professionals are projected to follow consumer behavior, dedicating more of their marketing spend online than to any other medium by 2009, according to Borrell Associates.

HomePages enables real estate professionals to capitalize on this phenomenon by providing them with a better way to reach today’s home buyers and sellers and a compelling alternative to traditional print advertising. The HomePages Showcase marketing package is a powerful tool that enables real estate professionals to win more listings, advertise their listings to engaged home buyers, and differentiate themselves in the competitive real estate marketplace.

Strategic Acquisition Helps Address a Robust Mortgage Opportunity

On November 3, 2005, HouseValues announced its acquisition of The Loan Page, Inc. TheLoanPage.com helps consumers find the best deal on all of their home related financing needs by providing them with up to four competitive bids from the nation’s leading lenders.

HouseValues announced its entry into the mortgage market in June 2005 and subsequently has built a direct channel to mortgage broker customers. With the addition of The Loan Page, HouseValues now also serves eight of the nation’s top twenty largest banking and lending institutions. The combination of these sales channels is expected to enable better monetization of mortgage leads as HouseValues addresses broad segments of the mortgage industry that spent more than $22 billion on marketing in 2004, according to Borrell Associates.

Other Financial Highlights

•	HouseValues’ position in cash and cash equivalents, and short term investments were $84.9 million on December 31, 2005 compared to $74.9 million on December 31, 2004.

•	The company reached a favorable settlement with the state of Washington on its audit resulting in a $1.8 million one-time benefit to G&A, a $1.2 million increase in Net Income and a 4 cent increase in EPS.

•	Operating cash flow in the quarter was $4.1 million. For all of 2005, operating cash flow totaled $24 million.

Business Outlook

In 2006, HouseValues plans to make significant investments in HomePages and The Loan Page and these investments are reflected in its business outlook. The following forward-looking statements reflect HouseValues’ expectations as of February 28, 2006.

Expectations for the First Quarter 2006:

•	First quarter revenue is expected to be between $25.5 million and $26.0 million.

•	Adjusted EBITDA is expected to be between $3.0 million and $3.5 million.

•	Net income is expected to be between $0.03 and $0.04 per diluted share. The estimated net income per diluted share includes the estimated impact of expensing stock options under FAS 123R of approximately $0.03.

Expectations for the Full Year 2006:

•	Full year revenue is expected to be between $105.0 million and $115.0 million.

•	Adjusted EBITDA is expected to be between $18 million and $20 million.

•	Net income is expected to be between $0.24 and $0.30 per diluted share. The estimated net income per diluted share includes the estimated impact of expensing stock options under FAS 123R of approximately $0.12.

Effective in the first quarter the Company will begin expensing stock options in accordance with Statement of Financial Accounting Standards No. 123R “Share Based Payment.” Stock compensation expense is expected to have a significant impact on our net income and earnings per diluted share, as noted above. Actual stock compensation expense may differ from these estimates based on the timing and amount of options granted, the assumptions used in valuing these options and other factors.

Conference Call

HouseValues will host a conference call and live webcast to discuss these financial results at 4:30 p.m. Eastern Time on February 28, 2006.

To listen to the live conference call, please dial 800-289-0493 within the U.S. and Canada, and 913-981-5510 internationally. A live webcast of the call will be available from the Investor Relations section of the company’s Web site at http://www.housevaluesinc.com and via replay beginning three hours after the completion of the call. An audio replay of the call also will be available to investors beginning at 7:30 p.m. ET on February 28, 2006, through 11:59 p.m. on March 1, 2006, by dialing 719-457-0820 and entering the pass code 3626468#.

Forward-Looking Statements

This release contains forward looking statements relating to the Company’s anticipated plans, products, services, and financial performance. The words “believe,” “expect,” “anticipate,” “intend” and similar expressions identify forward-looking statements, but their absence does not mean the statement is not forward looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in the forward looking statements. Factors that could affect the Company’s actual results include its ability to retain and increase its customer base, to grow its mortgage, HomePages and lead generation businesses, to respond to competitive threats, to manage lead generation and other costs, and to expand into new lines of business. Please refer to the company’s recent filings with the Securities and Exchange Commission on Forms 10-Q and 10-K for a more detailed description of these and other risks that could materially affect actual results. Given these risks and uncertainties, you should not place undue reliance on these forward looking statements. The forward looking statements are made as of today’s date and the Company assumes no obligation to update any such statements to reflect events or circumstances after the date hereof.

Non GAAP Measures

This press release includes a discussion of Adjusted EBITDA, which is a non GAAP financial measure provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “Adjusted EBITDA” refers to a financial measure that is defined as earnings before net interest, income taxes, depreciation, amortization and stock-based compensation. Adjusted EBITDA is not a substitute for measures determined in accordance with GAAP, and may not be comparable to Adjusted EBITDA as reported by other companies. We believe Adjusted EBITDA to be relevant and useful information to our investors as this measure is an integral part of our internal management reporting and planning process and is the primary measure used by our management to evaluate the operating performance of our operations. The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance, and we also use Adjusted EBITDA for planning purposes and in presentations to our board of directors. See below for a reconciliation of net income, the most comparable GAAP measure, to Adjusted EBITDA.

HouseValues, Inc.

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

(In thousands) (unaudited)

	Quarters ended December 31,		Years ended December 31,
	2005	2004	2005	2004
Net income	$4,014	$1,851	$14,983	$7,458
Less
Interest income, net	579	115	1,874	199
Add
Depreciation and amortization of property and equipment	629	350	1,891	950
Amortization of intangible assets	322	257	776	895
Stock-based compensation	273	284	1,102	505
Income tax expense	1,965	1,017	7,247	4,050

Adjusted EBITDA	$6,624	$3,644	$24,125	$13,659

About HouseValues Inc.

Founded in 1999, HouseValues Inc. (NASDAQ: SOLD) provides consumers and real estate professionals with the information and tools they need for success throughout the home buying and selling process. The company’s flagship consumer products include HomePages.com™, a lifestyle and neighborhood-centric home buying and selling service; TheLoanPage.com, a service that provides current and prospective home owners with competitive mortgage and refinance quotes from leading lenders; HouseValues.com®, a service that provides home sellers with market valuations of their current home; and JustListed.com™, a service that alerts home buyers as soon as new homes hit the market that meet their criteria. Learn more at www.housevaluesinc.com.

*	2005 Home Buyer & Seller Survey– National Association of Realtors

###

For Additional Information:

Investors Only:

Mark Lamb

Director of Investor Relations

HouseValues, Inc.

425-952-5801

markl@housevalues.com

Press Only:

Hugh Siler

Siler & Company for HouseValues, Inc.

949-646-6966

hugh@silerpr.com

SOLD: FINANCIAL

# FINANCIAL STATEMENTS FOLLOW #

HouseValues, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(unaudited)

	Quarters ended December 31,		Years ended December 31,
	2005	2004	2005	2004
Revenues	$25,177	$14,413	$86,710	$47,691
Expenses:
Sales and marketing	13,611	7,148	44,008	22,603
Technology and product development	2,471	1,304	7,038	3,750
General and administrative	2,471	2,317	11,539	7,679
Depreciation and amortization of property and equipment	629	350	1,891	950
Amortization of intangible assets	322	257	776	895
Stock-based compensation	273	284	1,102	505

Total expenses	19,777	11,660	66,354	36,382

Income from operations	5,400	2,753	20,356	11,309
Interest income, net	579	115	1,874	199

Income before income tax expense	5,979	2,868	22,230	11,508
Income tax expense	1,965	1,017	7,247	4,050

Net income	$4,014	$1,851	$14,983	$7,458

Net income per share:
Basic	$0.16	$0.09	$0.59	$0.39

Diluted	$0.15	$0.08	$0.54	$0.34

HouseValues, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(unaudited)

	December 31, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$59,234	$57,562
Short-term investments	25,640	17,316
Accounts receivable, net of allowance of $242 and $95	577	84
Prepaid expenses and other assets	1,700	1,245
Deferred income taxes	258	222
Prepaid income taxes	997	—
Other current assets	579	1,605

Total current assets	88,985	78,034
Property and equipment, net of accumulated depreciation of $3,689 and $2,051	11,118	3,702
Goodwill	6,227	948
Intangible assets, net of accumulated amortization of $2,003 and $1,226	4,853	1,430
Other noncurrent assets	408	450

Total assets	$111,591	$84,564

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,030	$1,167
Accrued compensation and benefits	3,926	2,407
Accrued expenses and other current liabilities	6,839	3,706
Deferred rent, current portion	289	261
Deferred revenue	1,694	1,014
Income taxes payable	—	103

Total current liabilities	13,778	8,658
Deferred income taxes	726	—
Deferred rent, less current portion	1,423	1,306
Note payable	1,600	—

Total liabilities	17,527	9,964
Shareholders’ equity:
Common stock, par value $0.001 per share, stated at amounts paid in; authorized 120,000,000 shares; issued and outstanding 25,783,980 and 24,935,000 shares at December 31, 2005 and 2004, respectively	71,385	68,631
Deferred stock-based compensation	(2,897)	(4,624)
Retained earnings	25,576	10,593

Total shareholders’ equity	94,064	74,600

Total liabilities and shareholders’ equity	$111,591	$84,564

HouseValues, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Years ended December 31,
	2005	2004
Cash flows from operating activities:
Net income	$14,983	$7,458
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	1,891	950
Amortization of intangible assets	776	895
Stock-based compensation	1,102	505
Deferred income tax benefit	612	(254)
Tax benefit from exercises of stock options	2,293	—
Changes in certain assets and liabilities
Accounts receivable	(112)	(75)
Prepaid expenses and other assets	(275)	(743)
Prepaid income taxes	(976)	—
Other current assets	1,356	(1,605)
Accounts payable	(397)	89
Accrued compensation and benefits	1,440	1,446
Accrued expenses and other current liabilities	571	2,232
Deferred rent	145	1,567
Deferred revenue	668	714
Income taxes payable and other	(93)	734

Net cash provided by operating activities	23,984	13,913

Cash flows from investing activities:
Purchases of short-term investments	(12,799)	(17,641)
Sales of short-term investments	4,475	325
Purchases of property and equipment	(7,503)	(2,677)
Additions to intangible assets and other	(361)	(106)
Acquisition of SOAR Solutions, net of cash acquired	(1,370)	(1,275)
Acquisition of The Loan Page, net of cash acquired	(5,223)	—

Net cash used in investing activities	(22,781)	(21,374)

Cash flows from financing activities:
Proceeds from sale of common stock, net of issuance costs	(614)	56,737
Proceeds from exercises of stock options and warrants	1,083	1,043
Cash held for third party common stock transaction	—	750
Cash paid to third party for common stock transaction	—	(750)
Proceeds from repayment of shareholder note receivable	—	62

Net cash provided by financing activities	469	57,842

Net increase (decrease) in cash and cash equivalents	1,672	50,381
Cash and cash equivalents at beginning of period	57,562	7,181

Cash and cash equivalents at end of period	$59,234	$57,562